Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

First Priority Financial Corp.

Malvern, Pennsylvania

We hereby consent to the inclusion in this Registration Statement on Form S-4, as amended, (Registration Statement) of First Priority Financial Corp. of our report dated August 7, 2012, except for Note 2 and Note 23, as to which the date is January 18, 2013, relating to the consolidated financial statements of First Priority Financial Corp. as of December 31, 2011 and 2010 and for the years then ended, which appears in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ ParenteBeard LLC

ParenteBeard LLC

Reading, Pennsylvania

January 25, 2013